Exhibit 5.3

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 68139.1004
October 4, 2010
Board of Directors
Legacy Healthcare Properties Trust Inc.
189 South Orange Avenue
South Tower, Suite 1150
Orlando, FL 32801
Registration Statement on Form S-11 (File No. 333-166448)
Ladies and Gentlemen:
     We have served as special counsel to Legacy Healthcare Properties Trust Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 10,062,500 shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”) to be issued and sold by the Company in its initial public offering, (ii) up to 10,062,500 contingent warrants (the “Warrants”) to be issued pursuant to the Warrant Agreement (as defined below) in consideration for the initial public offering price per share to be paid by investors who purchase Shares in the Company’s initial public offering, which Warrants will be issued only to investors who purchase Shares in the Company’s initial public offering and then only with respect to such purchaser’s Qualifying Shares (as defined in the Warrant Agreement) if certain events occur and certain conditions described in the Registration Statement (as defined below) and the Warrant Agreement are satisfied, and (iii) up to 10,062,500 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of the Warrants. The Shares, the Warrants and the Warrant Shares are covered by the above-referenced Registration Statement on Form S-11, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act. This opinion is being furnished in accordance with the requirements of Item 36(b) of Form S-11 and Item 601(b)(5)(i) of Regulation S-K.
     In connection with the foregoing, we have examined the following documents:
1.	The Registration Statement;

2.	The warrant agreement to be executed by the Company and Mellon Investor Services LLC (the “Warrant Agent”) in the form filed as an exhibit to the Registration Statement (the “Warrant Agreement”);

Board of Directors
Legacy Healthcare Properties Trust Inc.
October 4, 2010

3.	The specimen certificate representing the Warrants in the form filed as an exhibit to the Registration Statement;

4.	The Articles of Amendment and Restatement of the Company, as certified by the State Department of Assessments and Taxation of Maryland (the “Charter”);

5.	The Bylaws of the Company, as certified by an officer of the Company on the date hereof;

6.	Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company on September 15, 2010, authorizing, among other things, the registration and issuance of the Warrants, as certified by the Secretary of the Company on the date hereof; and

7.	A certificate of the State Department of Assessments and Taxation of Maryland as to the due formation, existence and good standing of the Company dated September 13, 2010.
     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the enforceability of the Warrants upon the Company), (vi) that the issuance of the Warrant Shares upon exercise of the Warrants has been duly authorized, the reservation of the Warrant Shares issuable upon exercise of the Warrants has been duly authorized, and the Warrants and Warrant Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter, and (vii) that the issuance of the Warrants for no additional consideration pursuant to the Warrant Agreement has been duly authorized. As to factual matters, we have relied upon a certificate of the Secretary of the Company and upon certificates of public officials.
     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Warrants, when duly executed, authenticated, issued and delivered by the Company in accordance with the Resolutions, the Registration Statement and the Warrant Agreement, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms and the terms of the Warrant Agreement, except as enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or

Board of Directors
Legacy Healthcare Properties Trust Inc.
October 4, 2010

other laws affecting the rights of creditors generally now or hereinafter in effect and (ii) principles of equity, whether considered at law or equity.
     The Warrant Agreement provides that it is governed by New York law. In addition to the qualifications set forth above, we express no opinion regarding (i) whether a court other than a court of or in the State of New York would give effect to a choice of New York law, (ii) the submission of jurisdiction to the extent it relates to the subject matter jurisdiction of any court, (iii) the enforceability of any waiver of a trial by jury or waiver of objection to venue or claim of an inconvenient forum with respect to proceedings, (iv) the enforceability of indemnification or contribution provided for in the Warrant Agreement for claims, losses or liabilities in an unreasonable amount, for claims, losses or liabilities attributable to the indemnified party’s negligence, or to the extent enforceability of such indemnifications may be barred or limited by federal or state securities laws or (v) the availability of the right of rescission. Further, this opinion is subject to the qualification that enforceability of the choice of law provision may be limited by more important public policies of a more-interested jurisdiction.
     We do not purport to express an opinion on any laws other than the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
     This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Very truly yours,

/s/  Hunton & Williams LLP